EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SAFLINK COMPANY CONTACT:	SAFLINK PRESS CONTACT:
SAFLINK Corporation	Sterling Communications
Thomas Doggett, Marketing & Comm. Mgr.	Kate Andrejack
(800) 762-9595	(253)-853-5030
tdoggett@saflink.com	kandrejack@sterlingpr.com

SAFLINK® CORP. ANNOUNCES PATENT AWARD

Company Awarded Patent on System and Method

for Authenticating Users in a Computer Network

BELLEVUE, WA – (September 9, 2003) – SAFLINK® Corporation (NASDAQ: SFLK), a leading developer, marketer, and integrator of biometric security solutions, announced today that it has been awarded U.S. Patent No. 6,618,806 from the United States Patent and Trademark Office for a system for authenticating users in a computer network. The company previously announced allowance of the patent application; this is the announcement of the actual patent award. The patent award is for twenty years and has a priority date of July 6, 1998.

Description of the patent

The patent, entitled “System and Method for Authenticating Users in a Computer Network,” describes what SAFLINK considers a fundamental process for controlling access to a computer network using biometric authentication. The patent primarily governs what SAFLINK believes is a critical step in biometric authentication—the policy system. SAFLINK’s invention, currently outlined by 10 claims, provides the flexibility administrators need to tailor biometric security for users within their organization. The patent can be viewed at http://www.uspto.gov.

More specifically, this patent describes how to control access in a computer network environment with a policy-based biometric authentication solution. It applies to any system which obtains a user’s ID, determines which biometric to use for authentication (using either a user-specific policy or a system default policy), captures the user’s biometric, compares the live sample to a record on file, and allows the user to log on if matched.

This invention also covers more complex combinations of security policies which require specific types of biometrics, or combinations of biometrics, for network access:

1.	From a specific computer
2.	To specific data, files, reports, etc.
3.	Based on the group or groups the user belongs to
4.	All of the above

In addition, this patent covers the use of device-specific security settings and automatic device detection to drive network security policies.

“Essentially, the patent is for the use and setting of policies which govern how users access a computer network, application, or data using biometrics,” said Greg Jensen, CTO of SAFLINK. “Any solution for network logon using biometric technologies must allow administrators to provide a minimum set of security policies required to configure appropriate levels of protection for their company’s information assets. In our 11 years of developing security solutions, we have learned that companies seeking to provide enterprise-class biometric software solutions need to employ administrator-controlled policies such as those outlined in our patent to satisfy even the most basic customer requirements.”

Jensen continued, “the ongoing management of security software for thousands of users in an enterprise cannot be done efficiently without user policies—the focus of the patent. We believe that without a policy-based system, biometric security software must be hard-coded to determine how a user, device, user group, biometric device, computer, and network functions. Hard-coded software cannot be changed by an administrator to meet the disparate needs of different types of users, devices, computers, or networks—making it impractical for a large enterprise environment. We believe our invention paves the way for biometric technologies to be widely adopted for modern initiatives such as the Department of Defense’s CAC and the Transportation Security Administration’s TWIC programs.”

Seeking additional protection

SAFLINK is also seeking additional patent protection for a number of key elements of its product line. SAFLINK intends to continue to pursue patent protection as it seeks to strengthen the intellectual property position it has developed over the last 11 years.

“We believe the patent will provide meaningful protection for our intellectual property. We are investigating measures to enforce our rights, as well as additional ways to leverage the patent,” said Jensen.

About SAFLINK

SAFLINK Corporation brings “The Power of Biometric Authentication”tm to workstations and enterprise networks through biometrics. The Company provides cost-effective multi-biometric software solutions to verify individual identity, protect intellectual property, secure information assets, and eliminate passwords. These solutions are designed to safeguard and simplify access to electronic systems and online services. For more information, please see the Company’s website at www.saflink.com or call 800-762-9595.

NOTE: “SAFLINK” and “The Power of Biometric Authentication” are registered trademarks of SAFLINK Corporation.

This release contains information about management’s view of the company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the company’s financial condition, its ability to maintain the proprietary nature of its technology and intellectual property, the risk that the Company’s patent claims may not be broad enough to protect its technology, its ability to sell its products, its ability to compete with competitors and the growth of the biometrics market as well as other factors that are discussed in the company’s 424(b)(3) Prospectus filed with the SEC August 16, 2002 as amended and supplemented, and in its Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission.

PR 03-31